UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act 1934

Date of Report (Date of earliest event reported)
July 14, 2011

The Estée Lauder Companies Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-14064	11-2408943
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

767 Fifth Avenue, New York, New York	10153
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code
212-572-4200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On July 14, 2011, The Estée Lauder Companies Inc. (the “Company”) entered into a senior unsecured credit agreement (the “Agreement”) by and among the Company, Estee Lauder Inc., a direct wholly-owned subsidiary of the Company, the Eligible Subsidiaries of the Company, as defined therein (the “Eligible Subsidiaries”), the lenders listed therein (the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent (“JPMCB”), Citibank, N.A. and BNP Paribas, as syndication agents, and Bank of America, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as documentation agents.

The Facility (as defined below) created by the Agreement replaced the Company's undrawn $750 million revolving credit facility.

The Agreement provides for a 4-year revolving credit facility (the “Facility”) to the Company and the Eligible Subsidiaries (collectively, the “Borrowers”), in the amount of $1 billion, of which the entire amount is currently undrawn and available. The proceeds of the loans made under the Facility will be used by each Borrower to provide credit support for such Borrower's commercial paper program and for general corporate purposes of the Company and its subsidiaries, as shall be determined by the Company from time to time. The Facility commenced on July 14, 2011 and expires by its terms on July 14, 2015.

Up to the equivalent of $250 million of the Facility will be available for multicurrency loans in Pounds Sterling, Euros, Japanese Yen and Swiss Francs. A portion of the Facility not to exceed $100 million will be available for the issuance of letters of credit by JPMCB as the Issuing Lender. The Facility may be increased, at the election of the Company, by up to $500 million in accordance with the terms set forth in the Agreement.

Estee Lauder Inc. will act as Guarantor with respect to the obligations of the Borrowers under the Agreement and the Company will act as Guarantor with respect to the obligations of the Borrowers, other than itself, under the Agreement, each pursuant to the terms set forth in the Agreement.

Interest and fees payable under the Agreement shall be determined pursuant to the terms set forth in the Agreement.

The Agreement also contains certain affirmative and  negative covenants customary for facilities of this type, including, furnishing to Lenders periodic financial information of the Company and all reports, proxy statements and registration statements filed with the Securities and Exchange Commission; paying and discharging, at or before maturity, material obligations and liabilities; maintenance of corporate existence and ability to do business; limitations on ability to consolidate, merge or sell, lease or otherwise transfer all or substantially all assets; limitations on the incurrence of liens; limitations on the incurrence of debt by subsidiaries of the Company; and limitations on transactions with affiliates.

The Agreement also contains certain events of default customary for facilities of this type (with customary grace periods), including nonpayment of principal, interest, fees or other amounts when due; material inaccuracies of representations and warranties; violations of covenants; the occurrence of certain bankruptcy events; certain ERISA events; material judgments; changes of control; or the invalidity of the guaranty provided by the Guarantors. Upon the occurrence of an event of default, any outstanding loans under the Agreement may be accelerated and/or the Lenders’ commitments may be terminated; provided, however, that upon the occurrence of certain insolvency or bankruptcy related events of default, all amounts payable under the Agreement will automatically become immediately due and payable, and the Lenders' commitments will automatically terminate.

In the ordinary course of their respective businesses, one or more of the Lenders, or their affiliates, have or may have various relationships with the Company and its subsidiaries involving the provision of a variety of financial services, including cash management, commercial banking, investment banking, advisory or other financial services, for which they received, or will receive, customary fees and expenses.  In addition, the Company and its subsidiaries may have entered into interest rate and foreign exchange derivative arrangements with one or more Lenders, or their affiliates.

The foregoing does not constitute a complete summary of the terms of the Agreement. A copy of the Agreement is attached hereto as Exhibit 10.1 and is incorporated into this Item 1.01 by reference.

ITEM 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

ITEM 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1
Credit Agreement (the “Agreement”), dated as of  July 14, 2011, by and among The Estée Lauder Companies Inc. (the “Company”), Estee Lauder Inc., a direct wholly-owned subsidiary of the Company, the Eligible Subsidiaries of the Company, as defined therein, the lenders listed therein, JPMorgan Chase Bank, N.A., as administrative agent, Citibank, N.A. and BNP Paribas, as syndication agents, and Bank of America, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as documentation agents.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE ESTĒE LAUDER COMPANIES INC.

Date: July 15, 2011	By:	/s/ Richard W. Kunes
Richard W. Kunes Executive Vice President, Chief Financial Officer

THE ESTEE LAUDER COMPANIES INC.

EXHIBIT INDEX

Exhibit No.	Description

10.1
Credit Agreement (the “Agreement”), dated as of  July 14, 2011, by and among The Estée Lauder Companies Inc. (the “Company”), Estee Lauder Inc., a direct wholly-owned subsidiary of the Company, the Eligible Subsidiaries of the Company, as defined therein, the lenders listed therein, JPMorgan Chase Bank, N.A., as administrative agent, Citibank, N.A. and BNP Paribas, as syndication agents, and Bank of America, N.A. and The Bank of Tokyo-Mitsubishi UFJ, Ltd., as documentation agents.

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